EXHIBIT 99.1
                                  PRESS RELEASE
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PCS RESEARCH UPDATES SHAREHOLDERS ON SUCCESSFUL 2003

Monday January 12, 9:01 am ET
SAN DIEGO--(BUSINESS WIRE)--Jan. 12, 2004--
    -- 90% Increase in Data/Research Revenues Expected For 2003. -- 85% Decrease in Operating Loss Expected For 2003.
    -- Operating Income Expected to Near Break-Even in Q4 2003. -- Over 75 New Institutional Client Accounts Added in 2003. -- Company's Research Services Gain Wide Market Acceptance.

PCS Research Technology, Inc. (OTCBB: PCSR - NEWS), a publisher of independent research for the institutional investment community, today published an open letter to its shareholders updating them on the company's successful restructuring and turn-around during 2003.


January 12, 2004

Dear Shareholders:

Last year was exceptional for PCS Research Technology.

The year began with the difficult decision to dissolve our soft-dollar brokerage operation to focus on our core research business. The closing of that unit caused a significant drop in revenues and related operating expenses.

More importantly, that decision forced us to re-evaluate every aspect of our remaining research business to determine how we could best stabilize the company and, ultimately, return to prosperity.

In order to best achieve our goal, we decided to focus solely on producing, marketing, and distributing independent institutional research to the financial community. At the same time, we completely restructured our operations to substantially reduce expenses and overhead redundancies.

Through these efforts, we have achieved a remarkable business and financial turn-around. During 2003, we successfully launched new research services, established prominence with our existing research services, dramatically increased our institutional client base, and substantially increased revenues while decreasing expenses.

Our financial results speak for themselves. In our third quarter 10-Q filed November 14, 2003, we reported an 82% increase in data and research service revenues for the nine-month period ending 9/30/03 as compared to the same period in 2002. We also reported an 83% decrease in operating loss for the nine-month period ending 9/30/03 as compared to the same period in 2002.

Based on our anticipated results for the 2003 fourth quarter and year-end, which will be released in conjunction with our annual 10-K filing at the end of March 2004, we expect the company to report a 90% annual increase in data/research service revenues as compared with 2002 and an 85% annual decrease in 2003 operating loss as compared with 2002. Additionally, we expect to achieve a near break-even on operating income for the fourth quarter of 2003 excluding non-cash depreciation and amortization.

This turn-around and stabilization sets the stage for a number of exciting growth plans we are pursuing for 2004. We are confident in our capabilities and expertise and in the fundamentals of our independent research publishing and marketing business and we see a number of areas of expansion for the company to pursue in the near future.

During 2003 the independent research business has grown dramatically in prominence and importance. We feel that our innovative business methods and proprietary research services will enable us to continue to benefit from the emergence of independent institutional research as a growing market segment in 2004 and beyond.

In 2004, we also intend to re-establish our shareholder communication efforts. Throughout our 2003 restructuring, we intentionally limited shareholder communications in order to focus all time and effort on the business. During this period, we've greatly appreciated the dedication of our shareholders and we want you to know that we remain committed to achieving maximum value for all of our shareholders as we shift from restructuring to renewed growth.

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Our success in 2003 has been due to a lot of hard work by all the members of our great team. We are all looking forward to duplicating that effort in the coming year.

Sincerely,

    Brian M. Overstreet
    President & CEO

About PCS Research Technology, Inc.

PCS Research Technology, Inc. is a publisher of independent research for the institutional investment community. We develop, produce, and sell proprietary research products to buyside portfolio managers and hedge fund managers and to sell side investment bankers. Our business strategy is to continue to leverage our development, technology, and marketing expertise to become a leading provider of independent research to the institutional investment community. For more information, please visit the PCS Research Technology website at www.pcsresearch.com.

Safe Harbor Statement

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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Contact:
     PCS Research Technology, Inc., San Diego
     Brian M. Overstreet, 858-200-2350

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